Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-176104 on Form S-3 and Registration Statement Nos. 333-155685, 333-176106 and 333-192656 on Form S-8 of our report dated February 27, 2014 (May 13, 2014 as to the change in segment measure in Note 15 to the consolidated financial statements and the financial statement schedules in Item 15), relating to the financial statements and financial statement schedules of Reinsurance Group of America, Incorporated, which appears in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
May 13, 2014